Exhibit 5.1

June 26, 2020

Overstock.com, Inc. 799 W. Coliseum Way Midvale, Utah 84047

Ladies and Gentlemen:

We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated June 26, 2020 (the “Prospectus Supplement”), to the base prospectus, dated June 26, 2020 (the “Base Prospectus”), that forms a part of the registration statement on Form S-3 (Registration No. 333-239498) filed with the Commission and effective as of June 26, 2020 (the “Registration Statement”) relating to the offer, issuance and sale of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate gross sales price of up to $150,000,000 (the “Common Stock”). Shares of the Common Stock are to be sold from time to time pursuant to an Amended and Restated Capital on DemandTM Sales Agreement, dated June 26, 2020 (as amended and restated, the “Agreement”) between the Company and each of JonesTrading Institutional Services LLC and D.A. Davidson & Co., in their respective capacities as agent for the Company in connection with the offering and sale of shares of the Company’s Common Stock (each individually, an “Agent” and together, the “Agents”).

In connection herewith, we have examined:

(1)	the Registration Statement, together with the exhibits thereto;

(2)	the Base Prospectus as supplemented by the Prospectus Supplement (collectively, the “Prospectus”) and the exhibits thereto;

(3)	the Amended and Restated Certificate of Incorporation of the Company;

(4)	the Amended and Restated Bylaws of the Company;

(5)	certain resolutions duly adopted by the Company’s Board of Directors on July 25, 2018, September 22, 2019, October 30, 2019 and June 26, 2020 (collectively, the “Resolutions”); and

(6)	the Agreement.

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We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Stock to be issued pursuant to the Prospectus and the Agreement have been duly authorized for issuance, and upon the issuance and delivery of shares of Common Stock and the receipt by the Company of all consideration therefor in accordance in each case with the terms of the Prospectus, the Agreement and the Resolutions, the Common Stock will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)       For the purposes of this opinion, we have assumed that, at the time of the issuance, sale and delivery of the Common Stock in accordance in each case with the Agreement, the Prospectus and the Resolutions: (i) any Common Stock being offered will be issued and sold as contemplated in the Prospectus Supplement (as amended or supplemented); (ii) the authorization thereof by the Company will not have been modified or rescinded; and (iii) the Company’s amended and restated certificate of incorporation and amended and restated bylaws, in each case as currently in effect and as applicable, will not have been modified or amended and will be in full force and effect.

(b)       Our opinions herein reflect only the application of (i) the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws) and (ii) the federal laws of the United States (excluding the federal securities laws, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

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We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s Current Report on Form 8-K filed on the date hereof, which will be incorporated by reference into the Registration Statement, and to the use of our name under the caption “Validity of the Securities” in the Prospectus Supplement filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you deem necessary in the course of complying with the laws of such jurisdictions regarding the offering and sale of the shares of the Common Stock. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP